Exhibit 99.2

CORPORATE PARTICIPANTS

 Bill Pfund
 WMS Industries Inc. - VP - IR

 Brian Gamache
 WMS Industries Inc. - President and CEO

 Orrin Edidin
 WMS Industries Inc. - EVP and COO

 Scott Schweinfurth
 WMS Industries Inc. - EVP, CFO and Treasurer

CONFERENCE CALL PARTICIPANTS

 Joseph Greff
 Bear, Stearns - Analyst

 Steve Kent
 Goldman Sachs - Analyst

 Joe Herrick
 Vladimir Research - Analyst

 Bill Lerner
 Deutsche Bank - Analyst

 Kent Green
 Boston American Asset Management - Analyst

 David Katz
Oppenheimer  - Analyst

 Celeste Brown
 Morgan Stanley - Analyst

 Todd Eilers
 Roth Capital Partners - Analyst

 Steve Altebrando
 Sidoti & Company - Analyst

 Steve Wieczynski
 Stifel Nicolaus - Analyst

 PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the WMS Industries Fiscal 2008 Second Quarter Results Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS).

As a reminder this conference is being recorded Wednesday, February 6, 2008. I would now like to turn the conference over to Bill Pfund, Vice President of Investor Relations. Please go ahead, Sir.

Bill Pfund - WMS Industries Inc. - VP - IR

Thank you operator.  Welcome everyone to WMS’ fiscal 2008 second quarter conference call.  With me today are Brian Gamache, President and Chief Executive Officer; Orrin Edidin, Executive Vice President and Chief Operating Officer; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, I would like to review our safe harbor language.  Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions.  These statements are based on currently available information and involve certain risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, and in our more recent reports filed with the SEC.  The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, February 6, 2008.

Now let me turn the call over to Brian.

Brian Gamache - WMS Industries Inc. - President and CEO

Thank you, Bill.  Good afternoon everyone.

Today, WMS reported a 31% increase in net income to $16.0 million, or 27 cents per diluted share, for the fiscal 2008 second quarter on record revenue of $159 million.  Reflecting the continued high performance of our innovative products, revenues handsomely exceeded our revenue guidance of $143 - $148 million.

WMS’ broad-based, strong financial performance reflects the great success we are achieving by offering highly innovative products, while simultaneously generating substantial improvements in our operational efficiencies.  In the December 2007 quarter, our internal efficiency initiatives and improved operating consistency led to a 260 basis-point rise in our operating margin to 15%, and these initiatives were also instrumental in driving a higher level of cash flow from operations.

Our focus on operational excellence is being manifested in the consistency in operating results that we believe is sustainable, and reflects our success with the five key strategic priorities that we’ve been discussing over the last several quarters including: 1) growing our domestic market share; 2) expanding the scope and profits generated by our international operations; 3) continuing to grow our gaming operations footprint and financial contribution; 4) achieving margin improvements; and 5) elevating our cash flow and capital returns.   By leveraging prior investments in intellectual property and advanced gaming technology to drive innovation in game design, and focusing our capital and human resources on high-return opportunities, we are now delivering record quarterly results, while also positioning the company for sustained long-term growth.

I am extremely proud of the success our entire organization has accomplished this past quarter, and the continued operating momentum we’ve achieved over the past few years.  Our top-line growth, the substantial increase in earnings and our improving cash flow are visible indications of the significantly strengthened competitive position we’ve built.  But while meaningful in and of themselves, our success to date is only the beginning of what we believe we can achieve going forward.  Our emphasis on innovation, on developing unique and appealing products and on improving our operating processes has established a solid foundation.  We expect to capitalize on the significant growth opportunities in the future from new and expanding jurisdictions worldwide, and from the server-enabled, next-generation gaming products and applications.  Those of you who attended the G2E® trade show in November 2007 experienced a sampling of the award-winning products and applications we expect to offer in both the near- and longer-term that leverage our advanced technology, licenses and expanded IP portfolio.

This focus on creating new gaming capabilities has allowed us to bring to market differentiated content and unique products.  Strategies that have – and are – simultaneously driving near-term growth and building sustainable long-term profit growth.

Now let me turn the call over to Orrin who will provide additional perspective on our operating performance during the second quarter.

Orrin.

Orrin Edidin - WMS Industries Inc. - EVP and COO

Thanks Brian and good afternoon everyone.
As Brian mentioned, we are laser focused on delivering continued progress against our five strategic priorities.  First, we continue to successfully manage the expansion of our high-margin gaming operations business to achieve an optimal balance of growth in our installed footprint and higher revenue per day.

For the December 2007 quarter, our gaming operations business achieved another outstanding quarter.  Our average installed base of participation gaming machines increased 23% over last year and, at quarter-end, our installed participation footprint stood at 9,186 units.  Importantly, in addition to the greater-than-anticipated quarterly sequential growth in stand-alone units, we were able to increase our percentage of WAP units in the total installed base, and these units comprised 20% of the period-end footprint, up from 19% at September 30, 2007.  This installed base growth combined with a 9% increase in average daily revenue in the December 2007 quarter, produced an impressive 34% year-over-year increase in revenue from our gaming operations business.

This growth principally reflects the continued strong performance of the three innovative participation platforms we launched in fiscal 2007: Community Gaming™, “Sensory Immersion” Gaming and our Transmissive Reels™ gaming platforms.  We are continuing to build on our effective strategy of introducing category-creating gaming platforms as the catalyst to grow this business.

Our installed base of stand-alone participation gaming machines at quarter-end increased 26% over the prior year and 8%, or 360 units, on a quarterly sequential basis from September.  This exceptional growth reflects additional placements of our Big Event® Community Gaming machines, including both MONOPOLY™ and PRESS YOUR LUCK™ titles.  As of December 31, 2007, there were more than 2,100 Big Event units installed.

Our “Sensory Immersion” platform, initially launched with the very successful TOP GUN™ game in March 2007, is achieving even higher levels of performance with the launch of THE WIZARD OF OZ™ game in the December 2007 quarter.  The initial OZ units have exceeded the performance of any prior WMS gaming product, including both TOP GUN and Transmissive Reels products.  OZ was also recently rated the top hot-pick game for 2008 by Casino Player magazine, where WMS had four games overall rated in their top 15 - double the number of any other equipment supplier.

Our Transmissive Reels platform installed footprint also increased on a quarterly sequential basis as we introduced JOHN WAYNE® games to complement the continued roll-out of the initial MONOPOLY Super Money Grab® games.

Maintaining the discipline of a controlled roll-out for these new products is delivering the desired result of a higher level of incremental footprint for these WAP units.  The aggregate installed footprint for both our “Sensory Immersion” and Transmissive Reels platforms exceeded 1,600 units at December 31, 2007.

We expect to generate another quarter of solid double-digit year-over-year revenue growth in our gaming operations segment in the March 2008 quarter.  However, with no new games being introduced on these platforms until the June 2008 quarter and no new casino openings offering substantive participation footprint opportunities, we expect the installed base of gaming machines to remain relatively stable during the March quarter.  We expect the installed base will grow again in the June quarter, and through fiscal 2009, with the expected launch of our Bigger Bang Big Event™ game and the introduction of STAR TREK™, the first title on our newest innovative and category-creating Adaptive Gaming™ platform, as well as the BRUCE LEE™ Transmissive Reels product and the HAPPY DAYS™ multi-level free spin games - all of which we previewed at G2E.

Our second priority is to continue growing our North American market share.  The December quarter was a tough comparison, as last year included the initial product sales from the opening of both the new Pennsylvania and Broward County, Florida jurisdictions, which represented nearly 30%, or more than 1,400 units.  Nevertheless, with high demand for our innovative products, revenues from North American shipments declined just 7%.

Our ability to create innovative and differentiated games forms the backbone of our high player appeal products, which generate solid financial returns for our customers.  Couple this with our increased breadth of product, especially in the mechanical reel category, which accounted for 30% of our new units sold in the December 2007 quarter, and WMS continues to capture a greater portion of operators’ capital being allocated to gaming machine purchases.

Growing WMS’ global market presence – our third priority – achieved exceptional results with 47% revenue growth in the December quarter.  International revenues were driven by strong demand across the range of international markets, from Asia to Latin America to Europe.  Shipments to international markets represented 38% of our total new unit shipments in the December 2007 quarter, compared with 25% a year ago.  The addition of Orion and Systems in Progress (SiP) also are contributing to WMS’ expanding worldwide presence, as we can offer international customers of varying sizes and markets with a complete solution for their casino floors.   And, at the recent ICE show in London, Orion showcased their new Twinstar II® cabinet and advanced operating system to very positive customer reviews.

In addition, as many of you are aware, we had a licensing agreement with Stargames whereby we provided our game content to Stargames for use on their gaming platform in Australia and New Zealand, in return for royalty payments.  We have chosen not to renew that arrangement, as we seek to enter these important markets directly with our full array of high-performing, innovative products.  Longer-term, we believe these markets offer a significant profitable growth opportunity to take advantage of our common CPU-NXT operating platform that has been helping to power our growth in other international markets.  And, our talented Sydney-based development group is rapidly transitioning to a full-time CPU-NXT studio to better leverage their strengths on a global basis.

Our fourth priority is to enhance our operating margin, and this quarter, our operating margin increased to 15.1% from 12.5% a year ago.  This growth was largely driven by the 410 basis-point improvement in total gross margin.  Though still early in implementing our strategic sourcing and lean sigma initiatives, we are very pleased with the operating results being achieved and the potential for further gains.  This means we expect to continue to deliver enhanced operating margin, even as we invest more heavily in R&D activities that support innovation and the creation of intellectual property and advanced technologies, which contributes to building sustainable profitability and stockholder value in the medium- and longer-term.

Our fifth priority is to drive higher cash flow.  During the December 2007 quarter, net cash provided by operations improved by more than $12 million to $31 million, while our year-to-date six month operating cash flow increased 57% to $70 million compared to $45 million for the comparable six-month period last year.

Before turning the call over to Scott who will discuss this priority and share his perspective on our financial performance, I would like to update you on our server-enabled gaming initiatives.  To briefly review, we are pursuing a unique path to the server-enabled marketplace that takes elements of our technology road map and converts them into commercialized, revenue-producing products in advance of the launch of the full functionality of server-based gaming (SBG).

We previewed another step forward in this strategy at G2E with our fourth new participation platform, Adaptive Gaming, which features the STAR TREK series of games.  These unique new games have the ability to be personalized by players who will be able to unlock additional bonus rounds over time, enabling an episodic reward experience for the player.  The player will also be able to restart the game where they last left-off whenever the player logs back into a STAR TREK game, which is expected to contribute to the player’s gaming experience and drive enhanced earnings performance and longevity of the game.

Additionally, at G2E we showcased our Casino Evolved™ vision in the vault area of our booth, including new differentiated games, unique products, innovative applications and new casino services that are enabled in a server-based, networked world.  These products and other applications demonstrate our capabilities to utilize the power of networked gaming to create products that provide unique and innovative gaming experiences for players, while providing functionality that offers high financial value to our customers.  The favorable response to these new applications and potential new revenue sources, coupled with continued expansion of our participation product platforms, gives us tremendous confidence in our ability to generate long-term growth.

We remain committed to the open architecture of the GSA communication protocols.  This commitment to the inter-operability with other manufacturers’ products and systems in the server-enabled environment was in clear evidence at both G2E and the more recent ICE trade show held in London.  Also – along with the focus on the inter-operability among gaming products – we demonstrated our new completely server-ready Bluebird®2 gaming machine and the latest version of our WAGE-NET™ server-based system with new features and functionality.

We expect to begin a field trial of our first-point release of the basic server-based functionality at a popular GLI-approved casino in the next couple of weeks and to shortly follow that with a Nevada field trial.  We continue to expect approval of the first commercial version of the WAGE-NET system in mid-calendar 2009, as previously discussed.

Now, let me turn the call over to Scott to review our financial performance.   Scott.

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

Thanks, Orrin, and good afternoon everyone.

Touching on some of the financial highlights of the quarter, our total revenues increased 18% or $25 million year over year to $159 million for the December 2007 quarter.  Total revenues exceeded the high-end of our revenue guidance, primarily due to higher-than-expected international product sales, higher conversion revenues and better-than-anticipated North American sales resulting from the positive response to our products at G2E and our focused efforts to capture customers’ remaining capital for calendar 2007.

Total product sales revenues rose $11 million or 12% year over year, with the primary contributors being better-than-anticipated growth in international revenues, which were up 47%, and the continued success of our mechanical reel products.  As Brian mentioned, we are particularly proud of this growth in the face of the tough North American comparison to last year, which included a strong contribution from the initial six racino openings in Pennsylvania and Florida.  Our average selling price was up 5% over the prior year to $12,683, primarily reflecting the benefit of higher list prices.

Other product sales were also a significant contributor, increasing year over year by $5 million, reflecting strong sales of game conversion kits and used games.  Conversion kit sales rose to 2,400 units compared to 750 in the prior-year quarter, due to the positive response to our new video and mechanical reel games.

Gaming operations revenues in the quarter increased 34%, or $14 million, year over year, on an average installed base of 8,767 units and daily revenue per unit of $60.46.  At December 31, 2007, the total installed base was 9,186 units, an increase of 24% year over year, and a strong 6%, or 492 unit, quarterly sequential gain.

Total gross profit, excluding depreciation expense, increased 27% or $20 million year over year to $94 million in the December 2007 quarter, and the total gross profit margin increased 410 basis points year over year to 59%.  The gross profit on product sales revenues increased $8 million and the gross profit margin on product sales increased to 48%, up 310 basis points over last year.  The gross margin from gaming operations was 79% in the December 2007 quarter, essentially flat on a quarterly sequential basis with the September 2007 quarter, and modestly ahead of the year-ago period, primarily reflecting the operating leverage from the year-over-year increase in the installed base of high-performing games and lower relative WAP jackpot expense.

Research and development expenses increased 24%, or $3 million, year over year to $17 million.  As a percentage of revenues, R&D expenses were 11%.  The higher year-over-year level of spending reflects planned higher expenses for product development initiatives, including our server-based activities and the inclusion of R&D expenses for SiP since its acquisition in July 2007.

Quarterly depreciation expense of $18 million was $2 million or 11% higher than the year-ago period, largely due to the 24% increase in our installed base of participation games.

Selling and administrative expenses were $34 million in the December quarter, or 21% of total revenues.  This compares with 21% of total revenues in the September 2007 quarter and 20% of total revenues in the year-ago period. The year-over-year increase reflects higher payroll-related costs associated with improved operating performance and headcount increases during the past twelve months to support our international expansion and overall business growth and increased field service and customer service costs related to the expansion of our participation installed base and focus on improved customer touch points.  We also incurred higher legal costs and a non-cash charge for higher bad debt expense in the December 2007 quarter, as well as the impact from the consolidation of SiP acquired in July 2007.  In addition, due to the continued strength of our financial performance, we recorded a non-cash cumulative charge related to certain performance-based equity grants.

We expect selling and administrative costs to decline sequentially in the March 2008 quarter compared with the December 2007 period, and to be lower during the remainder of fiscal 2008 as a percentage of total revenues.  As a result, we anticipate such costs to be within a range of 19% to 20% of total revenues for fiscal 2008, an improvement from the 20.3% level in fiscal 2007.

The effective tax rate for the December quarter was 34.7% compared with 24.7% in the prior-year period.  The December 2006 quarter included the cumulative impact from the retroactive enactment of the research and development tax credit.  Since federal legislators have NOT extended the R&D tax credit beyond December 31, 2007, we expect that the effective tax rate will be higher for the remainder of the fiscal year, and will remain so until the credit is reinstated.  We expect the effective tax rate will approximate 36%-to-37% in both the fiscal third and fourth quarters and thus approximate 35%-to-36% on a blended basis for the full fiscal year.

As Orrin mentioned, we achieved a 60% increase in cash flow from operations in the December 2007 quarter.  This increase was driven by the growth in net income and higher year-over-year depreciation and non-cash expenses, partially offset by the quarterly change in operating assets and liabilities.  Despite the growth in revenues, we were able to lower our inventories by nearly $7 million from September 2007, but this was offset by a $19 million increase in accounts and notes receivable, largely related to a higher-than-expected sales increase late in the quarter and a $6 million increase in restricted cash, partially related to our increased installed footprint of WAP participation gaming machines.

During the quarter, we continued to achieve success in raising the return on capital deployed in our gaming operations business.  In the December 2007 quarter, we invested $14 million in gaming operations equipment, down from $18 million deployed in the December 2006 quarter.

However, that is only part of the story.  Capital expenditures for gaming machine additions in fiscal 2008 year-to-date total $29 million, down from the $32 million invested in the first six months of fiscal 2007.  However, so far in fiscal 2008, our total installed base is up 910 units, or an increase of 11%, more than double the 328 units or 5% increase for the first six months of last year.  In addition, we are realizing an increase in average daily revenue – up 6% on average for the first six months of fiscal 2008 over the first six months of fiscal 2007.  And, again in the December 2007 quarter as in September 2007 quarter, capital expenditures for gaming operations equipment were less than the depreciation associated with our gaming operations business.

Overall, total cash increased to $82 million, even with our $10 million share repurchase activity during the quarter.

Let me outline our priorities for utilizing this improving cash flow.  As most of you know, our first priority is to continue to emphasize internal and external investments to create or license advanced technologies and intellectual property for future new and innovative gaming products and applications.  In the December 2007 quarter, our R&D spending increased $3 million over the prior-year quarter.  Additionally, we invested $5 million in investments and advances in royalties, technologies and brand licenses.  I believe our past record, and the innovative products, applications and services we demonstrated at G2E, offer clear evidence that by investing in these opportunities we generate the highest-return potential for WMS and our ability to continue creating sustainable stockholder value.  In addition, we continue to pursue acquisitions that can extend our international presence, add important intellectual property and technologies, or expand earnings potential, although we did not announce or close on any M&A activity in the December 2007 quarter.

We repurchased 306,100 common shares in the December 2007 quarter at an average price of $32.61, for a total of approximately $10 million.  With the growth potential that lies ahead including visible demand from new and expanding jurisdictions worldwide, the anticipated acceleration of the domestic replacement cycle and the expanded revenue opportunities from server-enabled gaming; we believe such share repurchases will prove to be an attractive use of capital.  Looking forward, in conjunction with our ongoing pursuit of IP and attractive acquisitions, we’d also expect to opportunistically make additional share repurchases under the remaining $40 million authorization that the Board has provided.

And with that, let me turn the call back to Brian for final comments.

Brian Gamache - WMS Industries Inc. - President and CEO

Thank you, Scott.

As discussed in our press release, we increased our revenue expectation for fiscal 2008 and initiated our third- and fourth-quarter revenue guidance.  This new revenue guidance anticipates sales to the new Indiana racinos and the expansion in California at those Native American tribal casinos that have capacity within their existing facilities, none of which were assumed in our original guidance.  The impact of the additional revenues is tempered by our expectation for continued softness in North American replacement demand and the impact of a slower economy.

The net impact of these additional new units, coupled with the better-than-anticipated growth in our gaming operations business, results in raising our revenue guidance for fiscal 2008 to a range of $620 million to $632 million.  In addition, we are initiating a range of $160-to-$166 million in revenues for the third quarter, which implies fourth quarter revenues in a range of $168-to-$174 million.  This represents revenue growth in the second half of 11%-15% over last year.

I remind everyone that this expected strong second-half growth is anticipated despite the ongoing challenges presented by the slow replacement cycle.  With bountiful opportunities for sales to new or expanding jurisdictions, an improvement in the domestic replacement cycle and the advent of new revenue streams made possible in a networked gaming environment – we clearly believe the best days for WMS are ahead of us and I hope today’s call is providing further insights on how we are positioning the company for sustainable near-, medium- and long-term growth.

We are excited by the opportunity to bring our customers the many new benefits of a server-enabled gaming environment, which we expect will also further accelerate the replacement cycle in the near future.  As you can extrapolate from our increased R&D activities and the visionary prototype products and applications previewed at G2E, our team has a deep and diversified pipeline of offerings that are broadening our portfolio while providing WMS with new and expanded revenue streams in the years ahead.  So, it goes without saying that we’re prioritizing our R&D resources to accelerate efforts to bring these products and applications to market in the near and immediate term.

As a result, we now expect our R&D expenses to approximate 12% of revenues for fiscal 2008, with the expectation that the run rate will continue at a similar rate extending into fiscal 2009.  We believe such investments in our future are the best way to maintain sustainable profitable growth and increased shareholder value.

In aggregate, we continue to expect ongoing improvement in our operating margin and we still anticipate that our operating margin will be in the previously announced range of 15%-to-16% for fiscal 2008.

As we look ahead, new casinos, additional new jurisdictions and casino expansions offer substantial potential for the further expansion of gaming worldwide.  These include Kansas, Massachusetts, Maryland, Kentucky and our home state of Illinois, opportunities in Florida with the Native American tribes and in Dade County, as well as the continued expansion in Pennsylvania and the ongoing transition in Oklahoma coupled with substantial international opportunities.

I would also like to note, that our strategy to accelerate the resources devoted to capitalizing on expanded revenue opportunities will in no way detract from our focus on improving operating efficiencies and in building customer touch points.  From taking a customer order, to a product’s production and installation, we are vigorously engaged in improving our business processes to further drive margin enhancement and accelerate our order-to-delivery timeframe, while simultaneously ensuring we offer the highest-quality products in the industry.

In closing, let me summarize the significant factors that support our optimism for the remainder of fiscal 2008:

First:  Our new products garnered very strong and positive responses at G2E, ICE and at the many customer meetings and events that we’ve conducted over the past few months.  Specifically the strong demand for our existing products and customer excitement about products being launched in the second-half of the year are great indicators of our upcoming success.

Second:  Our substantial and differentiated pipeline of innovative products and applications under development, all of which utilize our advanced technologies and intellectual property. There is no doubt that innovation is essential to our continued success in gaining market share, and WMS is well positioned to drive the adoption of the next generation of gaming products and services.

And, lastly:  WMS’ culture and organization is demonstrating not only its abilities to create innovative new products, but also its dedication and adaptability to accept the mindset and business process tools to drive operating improvements that create margin expansion and enhance cash flow generation.

With WMS’ team and the foundational competitive strengths that we have in place today, we are excited by the opportunities and potential for growth and profitability in the coming years.

Now, we will be happy to take your questions.   Operator.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Joseph Greff with Bear Stearns.

Joseph Greff - Bear Stearns - Analyst

Good afternoon. With respect to your commentary on your revised fiscal '08 outlook, you reference the California casinos, what sort of ship share are you baking into that?

Brian Gamache - WMS Industries Inc. - President and CEO

Right now, we believe there's going to be about 5,000 units in the neighborhood to be delivered during our fiscal '08 which would end June 30. And the remainder will be delivered in the fiscal '09 and '10. Today's guidance reflects these additional placements primarily into Q3 and then some trickling into Q4.

Of the four orders we have in hand, we believe our blended market share to be in the mid-20s actually 23% for the four orders that we have garnered thus far.

Joseph Greff - Bear Stearns - Analyst

Great. Excellent. And in the quarter you recognize the revenues from Palazzo. What was your ship share, market share there?

Brian Gamache - WMS Industries Inc. - President and CEO

I believe we have a total share on that floor of 17% which is the highest strip market share we've ever had in an opening. We are starting to get some serious traction on our mechanical products and I think as you see our continued success I believe we ship 25 -- actually 30% of our products in this quarter were Mechanical Reels. And as you see that continued success we’ll continue to evolve our market share growth in the strip properties.

Joseph Greff - Bear Stearns - Analyst

Great. Then with respect to how you view the opportunity with the Seminoles but I don't think you participated in the initial order. Can you talk about how you view that?

Brian Gamache - WMS Industries Inc. - President and CEO

Sure. Actually we just had a meeting there yesterday and we believe that we are in the final stages of negotiating a sizable order which will be shipped during our Q4. These games are a combination of participation, WAP and the traditional for sale games and they will be placed on a lease basis for multiple years. These placements will have a modest impact on Q4, but will really give us a major shot in the arm heading into '09.

Joseph Greff - Bear Stearns - Analyst

My final question here, with regard to your updated guidance on the average installed base of participation games that increased relative to your prior guidance. Can you help explain that? What's driving that? Are you adding more games? Or is it the same amount of games that you thought you were going to add before, but is it just kind of less removals? How do you look at that?

Brian Gamache - WMS Industries Inc. - President and CEO

I think it's a combination of both, Joe. We are having less removals and the games are staying out there longer and we've had a great success with the launch of our latest three platforms. So I think what Orrin said in his comments were, you won't see the continued growth in the Q3 because we are not launching. We are launching two significant products in Q4. So Q3 is really meant to kind of stabilize the footprint and then reallocate those assets as Q4 launches come, to make sure we get the lower performing games and the higher performing units in Q4 and beyond.

Operator

Steve Kent with Goldman Sachs.

Steve Kent - Goldman Sachs - Analyst

Brian, could you just talk about the conversion kit sales? How should we think about them? You know, they continue to be better than expected. Are they taking any future sales away? How are you viewing them on an ongoing basis.

And then on the SG&A, could you just go into a little bit more detail on that as to what the issue is there? And longer term what should that SG&A grow at or what should it be as a percentage of sales?

Brian Gamache - WMS Industries Inc. - President and CEO

Let me take the first one first. The fact that we have higher conversion rate, revenue is a good thing. That means our products are working and people want to keep their floor fresh with WMS' newest themes.

So I would look at that as a positive because when the cycle comes to that operator to buying new games, our earnings are going to be at the top of the list. And that's typically how they judge their capital allocation.

So it might be a little bit of the negative in the short term. In the long term, we will continue to build goodwill with that customer. And we would view that additional revenue in that area as a very positive momentum because our themes are working.

The second piece, SG&A, if you break down, there was really four major components to the overage in this quarter and that is, as Scott mentioned, the catch-up on the long-term incentive plan -- a portion of which is a one-time event. We had additional legal fees. We are in a litigation with our insurance carrier over the Hurricane Katrina and that is coming to trial this year and that is mounting.

We've had us a little bit of a bad debt based on the volume. We wanted to make sure that we had significant accruals there. And also the increased payroll costs due to the additional volume and the customer touch points. So on a going forward basis we would expect a slight decrease for the second half of the year; and then, next year, it will decrease as a percentage of revenues over today's position.

Steve Kent - Goldman Sachs - Analyst

Can you -- I'm sorry. Just on the bad debt, that's the one I don't fully understand. What's the issue there? You're just as you grow you are increasing your bad debt numbers or is there something specific there to the new type of customers you are taking on?

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

We just, every quarter we look at what we have in our receivables and we have to adequately provide for those accounts that we don't believe we are going to be able to collect on. And this quarter, you can see from the cash-flow statement, because we disclosed the amount of that provision there, we recorded a bit more than we had in the prior year.

Brian Gamache - WMS Industries Inc. - President and CEO

It's primarily volume-related, Steve.

Operator

Harry Curtis with JPMorgan.

Joe Herrick - Vladimir Research - Analyst

Actually, this is Joe [Herrick] with [Vladimir Research]. Couple of things obviously congratulate you on your good results. You always seemed to come through in a very challenging time.

You were talking earlier regarding lean and Six Sigma initiatives. Where are going to be your operational improvements initiatives revolving around lean and Six Sigma in your plans and how do you plan to improve throughput and what benefits are you going to be seeing within that?

Brian Gamache - WMS Industries Inc. - President and CEO

Well, we've already seen Patty Barten and her team of people have really pushed the envelope here the last 18 months and you've seen dramatic margin improvement on the gross product margin going from the low 40s to the high 40s now. As we said on our last call we would be disappointed if we didn't get a five handle in front of that, the gross margin and product sales some time in this fiscal year. Probably Q4.

So we've made dramatic improvements in the last 18 months. And we continue to look at continued improvement throughout the entire organization following this very, very knowledgeable team of people that are leading us in that effort. So I would expect you'll see continued margin improvement and that's a very important obstacle -- challenge that we are addressing here internally. We think we've made great progress and more to come.

Joe Herrick - Vladimir Research - Analyst

What metrics are you guys looking at in your manufacturing facilities? Are you looking at (inaudible) which seems to be very common right now or OEE? How are you guys measuring yourselves in terms of overall throughput?

Brian Gamache - WMS Industries Inc. - President and CEO

We are not going to disclose that publicly, but we have many, many metrics that we deal here with internally. And we manage it on a very close basis day by day.

Joe Herrick - Vladimir Research - Analyst

And going forward, remainder of 2008, what systems and solutions are you planning on putting in place to accelerate continuous improvement initiatives that stay competitive in the market?

Brian Gamache - WMS Industries Inc. - President and CEO

Again we will continue to address these operating margin improvements in the quarterly calls. But we, for competitive reasons we don't feel it is appropriate to break those up publicly.

Joe Herrick - Vladimir Research - Analyst

What would you like to tell the shareholders about how you plan to keep the stock price going up and improving overall cost effectiveness?

Brian Gamache - WMS Industries Inc. - President and CEO

Well I think when you look at our track record here for the past two years, we've proven that we know how to operate in the best of times and the worst of times. And I think when you look at the fact that we're able to grow our revenues, our profits, our cash flow, our margins throughout probably the most challenging environment in the last several years, I think our records speak for itself.

Operator

Bill Lerner with Deutsche Bank.

Bill Lerner - Deutsche Bank - Analyst

Two questions. One about, I guess, free cash flow or cash from Ops maybe for Scott or Brian. You guys did close to $70 million or a little more than $70 million for the first fiscal half of '08? And I would suspect you run rate little more than 2X that for the full year. You've got a little bit, relatively speaking, left in the buyback.

When do you get more aggressive? Obviously you'll be strategic about it because you don't want to do it after the stock you perceive might run in conjunction with the beginning of SBG and all that but I want to get the sense of use of cash and then I've got a follow-up.

Brian Gamache - WMS Industries Inc. - President and CEO

I think when you looked at Scott's comments, Bill, we're really looking at using our assets on a variety of fronts. Particularly growing our business. When you look at intellectual property and licenses and technology, that doesn't come without an expense.

So we are continuing to invest in building this Company. We'll always look at share repurchases, a normal course of our business day. And we will from time to time jump in when it is appropriate.

So as we had indicated last quarter, we bought $10 million worth of the $32 blended average and we believe those are great purchases and we've bought $65 million of stock since 2002 at a $13 average blend, I believe. So I think we are -- we've proven we can buy the stock effectively. We'll continue to look at doing so and deploying the assets of the Company where we think it is the best return for the shareholders.

Bill Lerner - Deutsche Bank - Analyst

I just have a follow-up, actually, for Orrin. Orrin, can you talk for a second about on the SBG front what your sort of integrated offering is? I think the general view has been that you won't have a central server or a casino controller whatever you want to call it but you would have, of course, subservers with content in boxes that sell in.

So could you just talk a little bit about where people might have misperceived?

Orrin Edidin - WMS Industries Inc. - EVP and COO

It's really a fully comprehensive approach. In fact, our field trials will contemplate a turnkey solution including servers for basic functionality including remote, config, and download, etc. We are looking at from a strategic standpoint at more of the application level in terms of driving game enablement, higher earnings for the casino floor, as well as the basic functionality that would drive the higher cost-saving efficiencies at the primary server level.

So really depending on the market, depending on the customer, we intend to be able to offer a full range of solutions. Everything from primary servers to subservers and game applications, floor yield management, etc. So it really covers the gamut.

Bill Lerner - Deutsche Bank - Analyst

So how do we think about that? So if one or two initial casinos come along and it's one of your competitors' central servers because it's open protocol you'll be able to play, regardless whether it's your central system or not. Right?

Orrin Edidin - WMS Industries Inc. - EVP and COO

That's correct. And you know having cemented the first fully GSA compliant server based system we are fully prepared to be interoperable with all the major manufacturers both from a system -- at the system level and the game level.

So we think we're pretty well positioned as we start to make penetration into that market, as it gains traction.

Operator

Kent Green with Boston American Asset Management.

Kent Green - Boston American Asset Management - Analyst

Just a quick question on the -- taking back of the license agreement in Australia and New Zealand. Is this significant? Have you disclosed anything about the units that they were participating in? And how long will it take to wrap up your own operation particularly with your intellectual property group in Sydney?

Orrin Edidin - WMS Industries Inc. - EVP and COO

We think the royalties we were generating out of Australia were relatively modest. We think the real opportunity as you point out is direct participation in that market, as well as leveraging the talents of our very skilled game studio in Sydney to look at themes we could commercialize around the world.

So we are seeking to enter that market directly and from a timing standpoint, looking at product approval -- platform and cabinet approvals, 12 to 24 months would be about the expected time line.

Kent Green - Boston American Asset Management - Analyst

Then just a quick follow-up question. A lot of people have discussed that the non Nevada-based gaming operations have been slowing more rapidly with the economic perceived slowdown in jurisdictions away from Las Vegas. Have you noticed that in, say, participation games or average plays or anything else? Do you think that will continue?

Brian Gamache - WMS Industries Inc. - President and CEO

Our December quarter and our January rates – win per day rates would not indicate there is a slowdown as of this time. Now it doesn't mean that it is not going to come, but right now we are not seeing any softness in the economy as it relates to our gaming operations.

Kent Green - Boston American Asset Management - Analyst

And you've been most helpful historically about talking about market share. Is there any kind of updated market share? I noticed you gave some numbers about Palazzo and then some of the other ones. Is that pretty standard and then on strip-based casino hotels, bigger hotels do you normally start off with a lower base historically and then start to build?

Brian Gamache - WMS Industries Inc. - President and CEO

As I said on the question originally, our 17% market share at the Palazzo is the highest we ever had on a strip property. We typically are in the single digits in the 8 to 10% range. Now going forward, we would expect because of the success we're having with our Mechanical Reel products that we will get closer to our normal market share, which we believe today, our ship share, is somewhere in the early 20s. 22, 23 ship share. It's typically what we would expect.

Again we can't give you market share information to date because some of our competitors have yet to report. And I believe that that will come out from the analyst community in the near future.

Operator

David Katz. Oppenheimer.

David Katz - Oppenheimer  - Analyst

Good afternoon. Most of mine have been addressed but can you talk a little bit about the -- and I apologize if I missed it, but the domestic unit sales. How many of those are sort of replacement of your own units versus replacing somebody else's? And the degree to which you can talk about that is something we are trying to track carefully replacement activity.

Brian Gamache - WMS Industries Inc. - President and CEO

We don't really track that information. When we sell the game to the operator it's really his asset to either sell to a second party or whatever, but we don't really track that information. We really focus on ship share amongst our competitive set.

David Katz - Oppenheimer - Analyst

And how about the amount or the number of your own older product out there that may be on older platforms that you might be keeping an eye on as potential for you to replace yourselves in the future?

Brian Gamache - WMS Industries Inc. - President and CEO

We have been now at this re-emergence for three plus years and we believe there are a few thousand, call it, 3,000 to 5,000 units still out there and we are tracking them down as we speak, to try to replace those during this challenging time.

But a lot of the operators are not anxious to trade them in because they're still performing at a high level and a lot of the operators, the games, are still out there. They bought the transition program to CPU-NXT on a conversion kit and the game is performing quite well for them. So again we have gone through most of the 50,000 units that we had to address when we first reemerged and we are now just left with a few thousand.

David Katz - Oppenheimer - Analyst

So fair to say anything you are replacing or selling that's anything older than four years old isn't yours? You would be effectively replacing somebody else's? (multiple speakers)

Brian Gamache - WMS Industries Inc. - President and CEO

We've sent about 75,000 units out there since we've reemerged. So we are getting some market share traction. There's no question if that is your question.

David Katz - Oppenheimer - Analyst

Nice job, guys.

Operator

Celeste Brown with Morgan Stanley.

Celeste Brown - Morgan Stanley - Analyst

First on the international side, I know you started launching your platforms on a global basis so you could sell international -- games domestically and internationally at the same time. What kind of benefit do you think you're getting from that as you have the older machines that hadn't been introduced at the same time sort of you know, selling maybe twice as many games into that market?

Brian Gamache - WMS Industries Inc. - President and CEO

I believe it has been a tremendous boost to our revenue stream. And the fact is we can now do instantaneous translations. We used to have to go back and respin the games in individual languages which would take us forever. And where we took a new game out in North America it might take 18 to 24 months by the time they got through all the jurisdictions to get it promoted worldwide.

So now it's instantaneous release worldwide and it's proved to be a huge asset particularly in the fact that our G+ games are doing so well internationally and we can't keep them in stock over there. So it's a tremendous asset to us.

Celeste Brown - Morgan Stanley - Analyst

But in terms of -- is there a catch-up with some of the older games that predated this instantaneous release on top of the sales you are getting from the instantaneous release and that will anniversary itself?

Brian Gamache - WMS Industries Inc. - President and CEO

Similar question on the previous call. I think there is an opportunity for us to replace a lot of the legacy games over there. That being said, again, there's a lot of international jurisdictions that, previously, we had not served. And we are now expanding our sales force has been dramatically enhanced over there the last couple of years and we got Orion now.

So we are in more places with products that serve those markets very well. So I think it's a combination of greater distribution capabilities and product that matches the various international jurisdictions.

Celeste Brown - Morgan Stanley - Analyst

And then your comment -- .

Brian Gamache - WMS Industries Inc. - President and CEO

Celeste, can I point out one more thing? We said the last call I feel strongly about this, that we would be looking to have 50% of our box sales over the next several years come from the international arena. We think that is going to continue to grow. Our presence there is going to expand and to that point we recently promoted Sebastian Salat, to President of WMS International, because we want to continue to develop our presence worldwide and make business decisions and strategy decisions for the international markets locally.

Celeste Brown - Morgan Stanley - Analyst

I guess that leads into my next question which is, I mean, when do you think the domestic replacement cycle will start to improve? Is there -- are there any signs out there or has it continued to -- as you look into the future it still continues to look pretty drab?

Brian Gamache - WMS Industries Inc. - President and CEO

Again I think we are seeing some signals. I think getting some of these private equity transactions closed and put behind us will be a very important part of that turnaround. But I think we will see that in our fiscal '09, calendar '09 going into our fiscal last half of our fiscal '09 we will start to see the turnaround. Based on all the customers we talk to.

Celeste Brown - Morgan Stanley - Analyst

Then, finally, you mentioned in your press release and then on the call your guidance reflects the anticipated impact from a slower economy. Yet you mentioned that you are not seeing any softness in the participation or your game ops side of the businesses. Are you anticipating something or just sort of factoring that in in game ops or are you expecting a slowdown in terms of box sales because of the economy?

Brian Gamache - WMS Industries Inc. - President and CEO

The answer is yes. We are trying to be realistic in our approach to providing guidance. I know you know this, but we've been six quarters in a row now, spot-on in our guidance. That is important to us and so we are taking a realistic approach. A cautious approach, perhaps, because we believe the economy is going to be affected somewhat and want to make sure that we are not overpromising and underdelivering.

So I think that we've got a guidance number out there that we are very comfortable with and we feel is very realistic.

Celeste Brown - Morgan Stanley - Analyst

So does your guidance reflect lower sales? Or is it just on the game ops side?

Brian Gamache - WMS Industries Inc. - President and CEO

It's primarily on the gaming ops side because again we've had a tremendous growth there. And we don't anticipate that business continuing to grow as aggressively as it has for the past few quarters although Q4 should see a nice uptick with the launch of two fabulous products that we are bringing to market.

Operator

Todd Eilers with Roth Capital.

Todd Eilers - Roth Capital Partners - Analyst

Couple quick questions. First, just a follow-up on the guidance. You guys talked a little bit about the potential deal coming with the Seminoles, which would be -- looks like recurring revenue placements for you guys? And I don't know if I heard you right. Is that deal included in your guidance in your recurring revenue installed base or would that be upside?

Brian Gamache - WMS Industries Inc. - President and CEO

No. The deal is still being negotiated so we don't put current negotiations into our guidance, although it will be a minor part of our uptick in gaming operations revenues in Q4. But going into fiscal '09 we will clearly delineate the kind of number as we are talking about going forward.

Operator

Steve Altebrando with Sidoti.

Steve Altebrando - Sidoti & Company - Analyst

Had a couple of quick questions on the international side. Seems like a real point of strength. Is it more related to the Orion games, branded games or WMS branded or a mix of both?

Brian Gamache - WMS Industries Inc. - President and CEO

Right now Orion is in a transition between its legacy platform and its new Twinstar platform that we launched last week at ICE. So the Orion results aren't nearly as impressive as they were a year ago because they are in between. Kind of like we were before we came out with our CPU-NXT platform. But that being said, the WMS games have got tremendous traction over there and it's in the areas of the international arena that we really hadn't pursued up until the last -- call it 12 months.

So I think when you look at a 47% increase in year-over-year revenues, we are starting to hit on all cylinders. What I'm really excited about is we have gaming ops. We have international. We are not necessarily reliant on the North American marketplace anymore for our revenue growth. And the fact that we are able to grow our revenues 18% as a company in the most difficult times, I would say that bodes well for us going forward.

Steve Altebrando - Sidoti & Company - Analyst

Is there a region you could point to where you are seeing most of this growth or is it across the board?

Brian Gamache - WMS Industries Inc. - President and CEO

Sure, I think in Orrin's comments he mentioned it's Asia, Latin America and Western Europe. So I think those are the strongholds right now, but we are doing well in other areas of the world, in addition to those three.

Orrin Edidin - WMS Industries Inc. - EVP and COO

And just to Celeste’s earlier point, the simultaneous release of themes on a global basis really gives us a leg up to address international markets simultaneously with one coordinated launch.

Steve Altebrando - Sidoti & Company - Analyst

Last one I had is do you -- internationally, do you see a gaming ops opportunity? I know you're for the most part domestically now. Do you see that as potential?

Brian Gamache - WMS Industries Inc. - President and CEO

Unfortunately a lot of jurisdictions don't allow it. We certainly would like to have gaming operations internationally. It's a very profitable part of our business, but I would not expect -- I wouldn't build it in my model. Put it that way.

Operator

Steve Wieczynski with Stifel Nicolaus.

Steve Wieczynski - Stifel Nicolaus - Analyst

Question for Brian or Scott. Just one question here. As we're now three months removed from G2E as you guys kind of look back and as you walk the floor and talk to operators, what would you say was the biggest push back you've got from the operators in terms of your SBG product obviously minus the economic uncertainty?

Orrin Edidin - WMS Industries Inc. - EVP and COO

I think for -- because WMS was really emphasizing interoperability and demonstrating how we could use the network environment to drive the revenues of the game and the game enablement side, we had a tremendous reception. To the extent we heard of, to the extent there was any disappointment perhaps it was on lack of clarity of pricing models that, perhaps, some of the customers were expecting to receive last November. I think they will get greater clarity in that from all the majors as we get closer to the commercialization of those products.

But to the extent I wouldn't call it pushback, more or less disappointment was the fact that they might have been expecting greater clarity on pricing.

Brian Gamache - WMS Industries Inc. - President and CEO

I would agree. A lot of the customers I talked to expected to come out of there with a bundled package that said how this was going to work and they didn't necessarily receive that.

Steve Wieczynski - Stifel Nicolaus - Analyst

Great. Thanks. Good quarter.

Operator

Mr. Gamache, I will turn the call back to you.

Brian Gamache - WMS Industries Inc. - President and CEO

Thanks for joining us this afternoon; and we look forward to reporting our additional progress on our next call when we’ll discuss our fiscal third quarter results.

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